Exhibit 99.1

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
[INTERPUBLIC LOGO]
               WORLDWIDE ADVERTISING AND MARKETING COMMUNICATIONS
                1271 Avenue of the Americas, New York, N.Y. 10020


FOR IMMEDIATE RELEASE                               NEW YORK, NY (March 9, 2004)
---------------------                               ----------------------------

                   INTERPUBLIC REPORTS FOURTH QUARTER RESULTS



Highlights

o Fourth quarter revenue rose to $1.6 billion, a 5.7% increase relative to the same period in 2002.

o Compared to the same period last year, organic revenue in the fourth quarter decreased 1.1%, improving sequentially from the prior quarter for the third consecutive quarter.

o Operating margin for the quarter improved to 9.2%, compared to a like margin in the previous year's fourth quarter of 6.7%. Excluding restructuring charges and asset impairment charges, operating margin for the quarter improved to 14.3%, compared to a like margin of 7.2% in 2002. A reconciliation of operating margin is included in the schedules that accompany this release.

o Fourth quarter net loss was $102.5 million or ($0.26) per share, comprised of:


          o    Income before taxes of $123.5 million.

          o Provision for income taxes of $217.7 million. The company's tax rate in the fourth quarter was negatively impacted by restructuring charges, non-deductible impairment charges and poor international performance which received little or no tax benefit.


Turnaround Actions

o As part of its turnaround progress, the company continued its restructuring activities and took other actions that resulted in a number of charges in the fourth quarter:

          o Charges relating to the company's previously announced restructuring program were $40.6 million, of which $7.4 million are included in office and general expenses.

          o Non-cash investment impairment charges of $42.7 million, primarily relating to certain international investments in which the company owns minority interests.

          o A non-cash charge of $38 million related to the sale of four automobile racing tracks in the United Kingdom. These facilities had been part of the company's Brands Hatch Circuits unit and Interpublic had previously disclosed the money-losing nature of these operations. The company sold these assets for approximately $26 million.


Balance Sheet Management

o During the quarter, Interpublic raised $693 million of net proceeds by means of concurrent common and mandatory convertible preferred equity offerings, as well as an additional $99 million through the sale of equity stakes in Modem Media and Taylor Nelson Sofres.

o Cash and equivalents totaled $2.0 billion at December 31, 2003 compared to $933.0 million a year earlier. Net debt stood at $469 million, down from $1.7 billion at the end of last year's fourth quarter.

o The company's debt-to-capital ratio at the end of the fourth quarter was 48.7%, compared to 55.7% at the same time in 2003.

o In January of this year, the company redeemed all of its $244 million of outstanding convertible subordinated notes due in September of 2004.

--------------------------------------------------------------------------------
"We continue to move aggressively to eliminate financial and legal issues. The significant success we've experienced in resolving the company's outstanding problems, in strengthening the balance sheet and in bolstering margins, makes it clear that the first phase of our turnaround will soon be behind us.

Our focus will now move increasingly to addressing the challenges and opportunities facing Interpublic's operating units. We're pleased to see improvement in organic revenue for the third consecutive quarter at Interpublic and early signs of a revenue resurgence at McCann. Our collaboration efforts are taking root and a firming economy will help, but organic growth is an area in which we must accelerate progress.

We are introducing new metrics that will allow investors to better measure progress on the cost initiatives we have previously described as key drivers of margin improvement. We have identified many areas of opportunity and we are making headway, but there remains much work ahead of us."

                             David Bell, Chairman and CEO, The Interpublic Group
--------------------------------------------------------------------------------

Operating Results

--------------------------- --------------------------------------------- ---------------------------------------------
                                           Fourth Quarter                                  Full Year

                                2003           2002          Variance         2003           2002          Variance
                            -------------- -------------- --------------- -------------- -------------- ---------------
Revenue                         $ 1,629.4      $ 1,541.3            5.7%      $ 5,863.4      $ 5,737.5            2.2%

Operating Income                    150.6          102.6           46.8%           52.2          359.0         (85.5)%

Net Income (Loss)                 (102.5)           20.3                        (451.7)           99.5

EPS Continuing Ops               $ (0.26)         $ 0.03                       $ (1.43)         $ 0.18
EPS Discontinued Ops                   --           0.03                           0.26           0.08
                            -------------- -------------- --------------- -------------- -------------- ---------------
EPS                                (0.26)          0.05*                         (1.17)           0.26

                                                                                       * Does not foot due to rounding
-----------------------------------------------------------------------------------------------------------------------

Revenue increased 5.7% in the fourth quarter to $1.63 billion and 2.2% for the year to $5.86 billion, compared with the year-ago periods. These comparisons were aided by improving market conditions and favorable foreign currency translations.

On a constant currency basis, revenue in the fourth quarter increased 0.5%, while revenue for the year decreased 2.4% relative to the same periods in 2002. Constant currency is defined in the schedules that accompany this release.

Organic revenue is defined as revenue in constant currency adjusted for acquisitions and dispositions. Additionally, the organic revenue calculation is adjusted for certain reclassifications principally involving "grossing up" of revenue and associated expenses, in addition to the deconsolidation of certain international subsidiaries. These adjustments provide a more accurate reflection of the company's organic revenue performance, are not material to Interpublic's results in any prior period and have no effect on operating or net income. Interpublic has recalculated organic growth for each quarter of 2003 to reflect these reclassifications, so as to provide information on a consistent basis.

Organic revenue decreased 1.1% in the fourth quarter and 3.6% for the year compared to the 2002 fourth quarter and full year, respectively.

In the United States, reported revenue for the fourth quarter decreased 3.4%, while organic revenue decreased 1.2%, in each case compared to the fourth quarter of 2002. For the year, reported revenue in the United States was down 0.9% and organic revenue decreased 2.1%, compared to 2002.

In international markets, reported revenue rose 18.3% in the fourth quarter and 6.4% for the year. In constant currency, international revenue increased 5.2% in the fourth quarter, but decreased 4.2% for the year. Internationally, organic revenue decreased 1.1% in the fourth quarter and 5.4% for the year.


Revenue Analysis

------------------------------ --------------------------- ---------------------------- ---------------------------
                                       Worldwide                       US                     International

                                   4Q03          2003          4Q03          2003           4Q03          2003
                               ------------- ------------- ------------- -------------- ------------- -------------
Reported Growth                        5.7%          2.2%        (3.4)%         (0.9)%         18.3%          6.4%
Less Currency Translation              5.2%          4.6%            --             --         13.1%         10.6%
                               ------------- ------------- ------------- -------------- ------------- -------------

Constant Dollar                        0.5%        (2.4)%        (3.4)%         (0.9)%          5.2%        (4.2)%

Less:
Net Acquisition/ Dispositions            --        (0.2)%        (0.1)%           0.2%          0.2%        (0.7)%
Reclassifications                      1.6%          1.4%        (2.1)%           1.0%          6.1%          1.9%
                               ------------- ------------- ------------- -------------- ------------- -------------

Organic Revenue                      (1.1)%        (3.6)%        (1.2)%         (2.1)%        (1.1)%        (5.4)%
                               ============= ============= ============= ============== ============= =============

-------------------------------------------------------------------------------------------------------------------

A comprehensive analysis of the Interpublic's geographic revenue mix and performance will be provided on the company's conference call and is available to investors in the presentation that is posted on the company's web site.


Organic Revenue Trend

-------------------- -----------------
Q1 2003                   -6.0%
-------------------- -----------------
Q2 2003                   -4.5%
-------------------- -----------------
Q3 2003                   -3.1%
-------------------- -----------------
Q4 2003                   -1.1%
-------------------- -----------------

       Organic revenue calculations for all periods have been updated to reflect the effects of reclassifications and discontinued operations



New Business

Significant wins during the fourth quarter included EchoStar Communications' Dish Network, Quiznos, Sepracor, Best Western, Viagra, XM Satellite Radio, Cisco Systems, Kaiser Permanente, Tylenol and a number of other major Johnson & Johnson brands. Important wins already announced in the first quarter of 2004 include the CRM consolidation at Microsoft, Miller Genuine Draft, Allstate Insurance and the retention of the media agency of record assignment for America Online.


Collaboration Update

In August of 2003, Interpublic introduced its Organic Growth Initiative (OGI) to encourage agencies within Interpublic to work together. The plan provides tools and incentives for collaborative business-building efforts.

--------------------------------------------------------------------------------
"We continue to change the culture at Interpublic and to drive increased collaboration.

During the fourth quarter we formally rolled out the Organic Growth Initiative into Europe and have plans to introduce it in Asia in May of this year. To date, we have approximately 100 collaborative assignments on-stream in the OGI. These projects represent an anticipated $40 million to $60 million of annualized revenue."

                             David Bell, Chairman and CEO, The Interpublic Group
--------------------------------------------------------------------------------

Operating Expenses

Compared to the fourth quarter a year ago, salary and related expenses increased 3.6% to $907.8 million, as the benefits of the company's restructuring efforts were more than offset by the impact of currency translation. On a constant currency basis, salaries and related expenses decreased 1.5% in the quarter compared to the year-ago period.

Office and general expenses decreased 10.6% to $493.5 million in the quarter relative to the same period in 2002. The decrease was primarily due to reductions in occupancy and overhead costs as a result of the company's restructuring efforts and a reduction of bad debt expense as a result of aggressive collection efforts at year-end, partially offset by the impact of currency translation. Excluding the effects of currency, office and general expenses decreased 15.6% in the quarter, compared to the fourth quarter of 2002.


Restructuring Program

Continuing the program begun in the second quarter of 2003, the company recorded a pre-tax restructuring charge of $33.2 million in the fourth quarter, all of which will be cash. During 2003, the company incurred $175.6 million of restructuring charges, of which $169.4 million is cash and $96.8 million has already been paid.

The company expects to generate annualized savings of $170-180 million per year from actions taken to date.

In the quarter, restructuring charges were applied as follows:

              ---------------------------- ---------------------

                                                          Total
                                           ---------------------
               Severance                                 $ 22.8
               Facilities Costs                            10.4
                                           ---------------------
               Total Restructuring                       $ 33.2

              ---------------------------- ---------------------

The company's restructuring program will continue through the first half of 2004 and is not expected to exceed $250 million, of which a significant portion will be cash.


Long-Lived Asset Impairment

Long-lived asset impairment charges (non-cash) totaled $42.1 million in the quarter.

Of these charges, $38 million related to the sale of four automobile racing tracks in the United Kingdom. These facilities had been part of the company's Brands Hatch Circuits unit and Interpublic had previously disclosed the money-losing nature of these operations. The company sold these assets for approximately $26 million.

Charges related to the remaining motorsports operations (Silverstone Motorsport Limited) amounted to $2.0 million in the quarter, $1.8 million of which were capital expenditures that are expensed as incurred. Other impairments, in the amount of $2.1 million, related primarily to two small operations the company expects to sell in the first quarter of 2004.


Non-Operating Results and Taxes

Interest expense increased 21.0% to $44.4 million in the fourth quarter compared to the year-ago period. This increase reflects, in part, the issuance of $800 million 4.5% convertible notes on March 11, 2003, the proceeds of which were largely used to redeem the company's zero-coupon notes on April 4, 2003. Higher average cash balances generated interest income of $11.3 million during the quarter, compared to $8.9 million in the 2002 quarter.

Other income in the quarter amounted to $48.7 million, versus an expense of $1.7 million a year ago. This income reflects the gain on the sale of equity stakes in Taylor Nelson Sofres and Modem Media.

In its fourth quarter review, Interpublic determined that the carrying value of certain minority owned equity investments primarily in international markets had become impaired and incurred a non-cash charge of $42.7 million.

The provision for income taxes of $217.7 million was negatively impacted by restructuring charges, non-deductible long-lived asset impairment charges, non-deductible investment impairment charges principally relating to unconsolidated affiliates, as well as the impact of the establishment of valuation allowances on certain deferred tax assets and losses incurred in non-US jurisdictions with tax benefits at rates lower than the US statutory rates.


Debt and Liquidity

At December 31, Interpublic's net debt (total debt less cash and cash equivalents) was $469 million, compared to $1.7 billion a year earlier. Cash and equivalents totaled $2.0 billion at December 31, 2003 compared to $933.0 million a year earlier.

The company's debt-to-capital ratio (debt divided by the total of debt plus stockholder's equity) at the end of the fourth quarter was 48.7%, compared to 55.7% at the same time in 2002.

Total Debt

------------------------------- ---------------
As of December 31,                   $ MM
------------------------------- ---------------
2001                                    $2,909
------------------------------- ---------------
2002                                    $2,638
------------------------------- ---------------
2003                                    $2,474
------------------------------- ---------------

Conference Call

Management will host a conference call today at 8:30AM (EDT) to discuss fourth quarter results and recent developments. The program and a discussion outline can be accessed at the Financial section of the company's website, www.interpublic.com. An audio archive of the discussion will remain available at the site for 30 days.


About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draft, Foote, Cone & Belding Worldwide, Golin/Harris International, Initiative Media, Jack Morton Worldwide, Lowe & Partners Worldwide, McCann-Erickson, Octagon, Universal McCann and Weber Shandwick Worldwide.


Contact Information

Press:                        General Inquiries:                Analysts:
Philippe Krakowsky            Julie Tu                          Dan Leib
(212) 399-8088                (212) 445-8456                    (212) 621-5767

Cautionary Statement

This press release contains forward-looking statements. Interpublic's representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about Interpublic's beliefs and expectations, particularly regarding recent business and economic trends, the impact of litigation, the SEC investigation, dispositions, impairment charges, and the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in this section. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such risk factors include, but are not limited to, the following:

o risks associated with the effects of global, national and regional economic and political conditions;

o    Interpublic's ability to attract new clients and retain existing clients;

o    the financial success of Interpublic's clients;

o    Interpublic's ability to retain and attract key employees;

o developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world;

o potential adverse effects if Interpublic is required to recognize additional impairment charges or other adverse accounting related developments;

o    potential adverse developments in connection with the SEC investigation;

o    risks associated with Interpublic's remaining motorsports commitments;

o    potential downgrades in the credit ratings of Interpublic's securities; and

o the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

Investors should carefully consider these risk factors and the additional risk factors outlined in more detail in Interpublic's Form 10-K and other SEC filings.


                                  THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
                                                CONSOLIDATED SUMMARY OF EARNINGS
                                       FOURTH QUARTER REPORT 2003 AND 2002 (UNAUDITED)
                                        (Amounts in Millions except Per Share Data)

                                                               Three Months Ended December 31,               Fav (Unfav)
                                                                2003                     2002                 % Variance
                                                       ------------------------ ----------------------- -----------------------
Revenue
         United States                                                 $ 861.0                 $ 891.5                   (3.4)
         International                                                   768.4                   649.8                    18.3
                                                       ------------------------ ----------------------- -----------------------
Total Revenue                                                          1,629.4                 1,541.3                     5.7
                                                       ------------------------ ----------------------- -----------------------

Operating Expenses
         Salaries and Related Expenses                                   907.8                   875.9                   (3.6)
         Office and General Expenses                                     493.5                   552.0                    10.6
         Amortization of Intangible Assets                                 2.2                     2.4                     8.3
         Restructuring Charges                                            33.2                      --                      --
         Long-Lived Asset Impairment                                      42.1                     8.4                 (401.2)
                                                       ------------------------ ----------------------- -----------------------
Total Operating Expenses                                               1,478.8                 1,438.7                   (2.8)
                                                       ------------------------ ----------------------- -----------------------

Operating Income                                                         150.6                   102.6                    46.8
                                                       ------------------------ ----------------------- -----------------------

Other Income (Expense)
         Interest Expense                                               (44.4)                  (36.7)
         Interest Income                                                  11.3                     8.9
         Other Income                                                     48.7                   (1.7)
         Investment Impairment                                          (42.7)                  (18.6)
                                                       ------------------------ -----------------------
Total Other Income (Expense)                                            (27.1)                  (48.1)
                                                       ------------------------ -----------------------

Income before Income Taxes                                               123.5                    54.5

Provision for Income Taxes                                               217.7                    38.3
Income Applicable to Minority Interests                                 (11.5)                   (8.4)
Equity in Net Income of Unconsolidated Affiliates                          3.2                     1.9
                                                       ------------------------ -----------------------
Income (Loss) from Continuing Operations                               (102.5)                     9.7

Income from Discontinued Operations                                         --                    10.6
                                                       ------------------------ -----------------------

Net Income (Loss)                                                    $ (102.5)                   $20.3
                                                       ======================== =======================

Per Share Data:
Basic EPS
         Continuing Operations                                        $ (0.26)                  $ 0.03
         Discontinued Operations                                            --                    0.03
                                                       ------------------------ -----------------------
         Total                                                        $ (0.26)                  $0.05*
                                                       ======================== =======================
Diluted EPS
         Continuing Operations                                         $(0.26)                  $ 0.03
         Discontinued Operations                                            --                    0.03
                                                       ------------------------ -----------------------
         Total                                                         $(0.26)                  $0.05*
                                                       ======================== =======================

                                                                                               * Does not foot due to rounding

Dividend per Share                                                          --                 $ 0.095

Weighted Average Shares:
         Basic                                                           390.3                   378.3
         Diluted                                                         390.3                   381.8


                                  THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
                                                CONSOLIDATED SUMMARY OF EARNINGS
                                       FOURTH QUARTER REPORT 2003 AND 2002 (UNAUDITED)
                                        (Amounts in Millions except Per Share Data)

                                                              Twelve Months Ended December 31,               Fav (Unfav)
                                                                2003                     2002                 % Variance
                                                       ------------------------ ----------------------- -----------------------
Revenue
         United States                                               $ 3,284.2               $ 3,313.6                   (0.9)
         International                                                 2,579.2                 2,423.9                     6.4
                                                       ------------------------ ----------------------- -----------------------
Total Revenue                                                          5,863.4                 5,737.5                     2.2
                                                       ------------------------ ----------------------- -----------------------

Operating Expenses
         Salaries and Related Expenses                                 3,451.8                 3,350.0                   (3.0)
         Office and General Expenses                                   1,885.6                 1,880.4                   (0.3)
         Amortization of Intangible Assets                                11.3                     8.9                  (27.0)
         Restructuring Charges                                           175.6                    12.1               (1,351.2)
         Long-Lived Asset Impairment                                     286.9                   127.1                 (125.7)
                                                       ------------------------ ----------------------- -----------------------
Total Operating Expenses                                               5,811.2                 5,378.5                   (8.0)
                                                       ------------------------ ----------------------- -----------------------

Operating Income                                                          52.2                   359.0                  (85.5)
                                                       ------------------------ ----------------------- -----------------------

Other Income (Expense)
         Interest Expense                                              (172.8)                 (145.6)
         Debt Prepayment Penalty                                        (24.8)                      --
         Interest Income                                                  38.9                    29.8
         Other Income                                                     50.0                     7.9
         Investment Impairment                                          (84.9)                  (39.7)
         Litigation Charges                                            (127.6)                      --
                                                       ------------------------ -----------------------
Total Other Income (Expense)                                           (321.2)                 (147.6)
                                                       ------------------------ -----------------------

Income (Loss) before Income Taxes                                      (269.0)                   211.4

Provision for Income Taxes                                               254.0                   117.9
Income Applicable to Minority Interests                                 (30.9)                  (30.5)
Equity in Net Income of Unconsolidated Affiliates                          1.0                     5.0
                                                       ------------------------ -----------------------
Income (Loss) from Continuing Operations                               (552.9)                    68.0

Income from Discontinued Operations                                       12.1                    31.5
Gain on Disposal of Discontinued Operations                               89.1                      --
                                                       ------------------------ -----------------------

Net Income (Loss)                                                     $(451.7)                  $ 99.5
                                                       ======================== =======================

Per Share Data:
Basic EPS
         Continuing Operations                                        $ (1.43)                  $ 0.18
         Discontinued Operations                                          0.26                    0.08
                                                       ------------------------ -----------------------
         Total                                                        $ (1.17)                  $ 0.26
                                                       ======================== =======================
Diluted EPS
         Continuing Operations                                        $ (1.43)                  $ 0.18
         Discontinued Operations                                          0.26                    0.08
                                                       ------------------------ -----------------------
         Total                                                        $ (1.17)                  $ 0.26
                                                       ======================== =======================

Dividend per Share                                                          --                 $ 0.380

Weighted Average Shares:
         Basic                                                           385.5                   376.1
         Diluted                                                         385.5                   381.3



                                   THE INTERPUBLIC GROUP OF COMPANIES, INC.
                                     RECONCILIATION OF OPERATING MARGIN
                                           (Dollars in Millions)

                                                                                    Fourth Quarter            Full Year
                                                                                   2003        2002        2003        2002
                                                                                 ---------- ----------- ----------- -----------
Revenue                                                                           $1,629.4   $ 1,541.3   $ 5,863.4   $ 5,737.5
                                                                                 ---------- ----------- ----------- -----------

Operating Expenses
         Salaries and Related Expenses                                               907.8       875.9     3,451.8     3,350.0
         Office and General Expenses                                                 493.5       552.0     1,885.6     1,880.4
         Amortization of Intangible Assets                                             2.2         2.4        11.3         8.9
         Restructuring Charges                                                        33.2          --       175.6        12.1
         Long-Lived Asset Impairment                                                  42.1         8.4       286.9       127.1
                                                                                 ---------- ----------- ----------- -----------
Total Operating Expenses                                                           1,478.8     1,438.7     5,881.2     5,378.5
                                                                                 ---------- ----------- ----------- -----------

Operating Income - As Reported                                                      $150.6      $102.6      $ 52.2      $359.0
Operating Margin - As Reported                                                        9.2%        6.7%        0.9%        6.3%

Add Back:
         Restructuring Charges                                                      $ 33.2       $  --      $175.6      $ 12.1
         Restructuring Program Charges in Office and General Expenses                  7.4          --        16.5          --
         Long-Lived Asset Impairment                                                  42.1         8.4       286.9       127.1
                                                                                 ---------- ----------- ----------- -----------

Total Restructuring Program Charges and Long-Lived Asset Impairment                   82.7         8.4       479.0       139.2
                                                                                 ---------- ----------- ----------- -----------

Excluding Restructuring Program Charges and
Long-Lived Asset Impairment:
Operating Income                                                                    $233.3      $111.0      $531.2      $498.2
Operating Margin                                                                     14.3%        7.2%        9.1%        8.7%


In comparing performance for 2003 with 2002, the company has excluded restructuring program and long-lived asset impairment charges because management believes the resulting comparison better reflects the company's ongoing operations. By excluding them, we can focus our comparison on the trends that have a continuing effect on the company's operations. The company expects to incur further charges relating to its restructuring program in 2004, and may incur future long-lived asset impairment charges as well.

                       CERTAIN NON-GAAP FINANCIAL MEASURES

Organic Revenue. We derive organic revenue by adjusting reported revenue in respect of any given period by:

o excluding the impact of foreign currency effects over the course of the period to provide revenues on a constant currency basis; and

o excluding the impact on reported revenue resulting from acquisitions and dispositions that were consummated after the first day of the year prior to the given period.

Additionally, organic revenue calculations for the year ended, and each quarter of, 2003 have been adjusted to make 2003 organic revenue principally arising from public relations and sporting event arrangements more directly comparable to organic revenue arising from public relations and sporting event arrangements in periods preceding January 1, 2003, in addition to the deconsolidation of certain international subsidiaries. If these adjustments had been made to revenue for prior periods, there would have been neither a material effect on results in prior periods nor any effect whatsoever on operating or net income. These adjustments relate to "grossing up" revenues and expenses by the same amount in connection with the reimbursement of certain out of pocket expenses relating to public relations and sporting event arrangements.

Management believes that discussing organic revenue, giving effect to the above factors, provides a better understanding of the Company's revenue performance and trends than reported revenue because it allows for more meaningful comparisons of current-period revenue to that of prior periods. Management also believes that organic revenue determined on a generally comparable basis is a common measure of performance in the businesses in which it operates.

Constant Currency. When the Company discusses amounts on a constant currency basis, the prior period results are adjusted to remove the impact of changes in foreign currency exchange rates during the current period that is being compared to the prior period. The impact of changes in foreign currency exchange rates on prior period results is removed by converting the prior period results into U.S. dollars at the average exchange rate for the current period. Management believes that discussing results on a constant currency basis allows for a more meaningful comparison of current-period results to such prior-period results.

Net Debt. Net debt as of any given date is total debt as reported at that date less total cash and cash equivalents as of that date. Management believes that discussing net debt is useful because it provides a more complete picture of the Company's liquidity position.


                                                 THE INTERPUBLIC GROUP OF COMPANIES, INC.
                                                     RECONCILIATION OF ORGANIC REVENUE
                                                     FOURTH QUARTER 2003 AND 2002
                                               (Amounts in Millions except Percentage Variance)

                                             Worldwide                           US                         International
                                   4Q03        4Q02       Var        4Q03       4Q02        Var         4Q03       4Q02        Var
                                --------------------------------- -------------------------------  ---------------------------------
Reported Revenue                  $1,629.4    $1,541.3      5.7%    $ 861.0    $ 891.5     (3.4)%     $ 768.4     $649.8      18.3%
Effects of Currency Translation                   80.7                   --         --                     --       80.7
                                --------------------------------- -------------------------------  ---------------------------------

Constant Dollar                    1,629.4     1,622.0      0.5%      861.0      891.5     (3.4)%       768.4      730.5       5.2%

Effects of Acquisitions/
Dispositions                        (15.1)      (15.1)               (10.0)     (11.4)                  (5.1)      (3.7)
Reclassified Amounts                (64.5)      (39.5)               (42.4)     (62.1)                 (22.1)       22.6
                                --------------------------------- -------------------------------  ---------------------------------

Organic Revenue                   $1,549.8    $1,567.4    (1.1)%    $ 808.6    $ 818.0     (1.2)%     $ 741.2    $ 749.4     (1.1)%
                                ================================= ===================== ========== =================================

                                                          FULL YEAR 2003 AND 2002
                                               (Amounts in Millions except Percentage Variance)


                                            Worldwide                           US                           International
                                   2003        2002       Var       2003       2002       Var         2003       2002       Var
                                --------------------------------- -------------------------------  ---------------------------------
Reported Revenue                  $5,863.4    $5,737.5      2.2%   $3,284.2   $3,313.6     (0.9)%    $2,579.2   $2,423.9       6.4%
Effects of Currency Translation                  269.3                   --         --                     --      269.3
                                --------------------------------- -------------------------------  ---------------------------------

Constant Dollar                    5,863.4     6,006.8    (2.4)%    3,284.2    3,313.6     (0.9)%     2,579.2    2,693.2     (4.2)%

Effects of Acquisitions/
Dispositions                        (63.6)      (77.5)               (38.7)     (32.0)                 (24.9)     (45.5)
Reclassified Amounts               (172.2)      (91.5)              (108.5)     (76.1)                 (63.7)     (15.4)
                                --------------------------------- -------------------------------  ---------------------------------

Organic Revenue                   $5,627.6    $5,837.8    (3.6)%   $3,137.0   $3,205.5     (2.1)%    $2,490.6   $2,632.3     (5.4)%
                                ================================= ================================ =================================

                                                      THE INTERPUBLIC GROUP OF COMPANIES, INC.
                                                    RECONCILIATION OF ORGANIC REVENUE BY REGION
                                                            FOURTH QUARTER 2003 AND 2002

                         Organic           Foreign Exchange        Acquisitions/       Reclassifications          Reported
                                                Impact              Dispositions
                   --------------------- ---------------------- --------------------- --------------------- ----------------------
US                               (1.2)%                   0.0%                (0.1)%                (2.1)%                 (3.4)%
Europe                           (2.5)%                  16.7%                  0.4%                  2.6%                  17.2%
Asia/Other                         3.0%                  10.4%                  0.1%                 13.1%                  26.6%
Latin America                    (1.0)%                (11.9)%                (0.9)%                 19.0%                   5.2%
Canada                             0.8%                  15.7%                (0.1)%                  9.7%                  26.1%
                   --------------------- ---------------------- --------------------- --------------------- ----------------------
Worldwide                        (1.1)%                   5.2%                  0.0%                  1.6%                   5.7%


                          FOURTH QUARTER 2003 AND 2002

                         Organic           Foreign Exchange        Acquisitions/       Reclassifications          Reported
                                                Impact              Dispositions
                   --------------------- ---------------------- --------------------- --------------------- ----------------------
US                               (2.1)%                   0.0%                  0.2%                  1.0%                 (0.9)%
Europe                           (8.2)%                  14.1%                (0.8)%                  2.7%                   7.8%
Asia/Other                         1.4%                   8.8%                  0.0%                  0.2%                  10.4%
Latin America                    (3.8)%                 (8.4)%                (0.6)%                  0.6%                (12.2)%
Canada                             2.3%                  12.3%                (2.3)%                  0.5%                  12.8%
                   --------------------- ---------------------- --------------------- --------------------- ----------------------
Worldwide                        (3.6)%                   4.6%                (0.2)%                  1.4%                   2.2%